EXHIBIT 21

SUBSIDIARIES OF ACXIOM

AS OF 6-7-06

U.S. SUBSIDIARIES

Name	Incorporated In	Doing Business As

1. Acxiom CDC, Inc.	Arkansas	Acxiom CDC, Inc.

2. Acxiom CH, Inc.	Delaware	Acxiom CH, Inc.

3. Acxiom Canada, Inc.	Arkansas	Acxiom Canada, Inc.

4. Acxiom / Direct Media, Inc.	Arkansas	Acxiom / Direct Media, Inc.

5. Acxiom e-Products, Inc.	Arkansas	Acxiom e-Products, Inc.

6. Acxiom Information Security	Arkansas	Acxiom Information Security Services,
Services, Inc.		Inc.

7. Acxiom Interim Holdings, Inc.	Arkansas	Acxiom Interim Holdings, Inc.

8. Acxiom / May & Speh, Inc.	Delaware	Acxiom / May & Speh, Inc.

9. Acxiom RM-Tools, Inc.	Arkansas	Acxiom RM-Tools, Inc.

10. Acxiom Transportation Services, Inc.	Arkansas	ATS; Conway Aviation, Inc.

11. Acxiom UWS, Ltd.	Arkansas	Acxiom UWS, Ltd.

12. Digital Impact, Inc.	Delaware	Digital Impact, Inc.

13. InsightAmerica, Inc.	Colorado	Acxiom Insight, Inc.

14. Smartreminders.com, Inc.	Tennessee	Smartreminders.com, Inc.

INTERNATIONAL SUBSIDIARIES

Name	Incorporated In	Doing Business As

15. Acxiom Australia Pty Ltd	Australia	Acxiom Australia Pty Ltd

16. Acxiom European Holdings Ltd.	United Kingdom	Acxiom European Holdings Ltd.